Ex. 10.2

CSI COMPRESSCO LP
SECOND AMENDED AND RESTATED 2011 LONG TERM INCENTIVE PLAN
PERFORMANCE PHANTOM UNIT AGREEMENT

Employee:	Date of Grant:

Number of Performance Phantom Units:	Performance Period:
This Performance Phantom Unit Agreement (this “Agreement”) is made as of [ ], between CSI Compressco GP Inc., a Delaware corporation (the “Company”), as the general partner of CSI Compressco LP (the “Partnership”), and [ ] (the “Employee”) pursuant to the terms and conditions of the CSI Compressco LP Second Amended and Restated 2011 Long Term Incentive Plan (the “Plan”). The Employee acknowledges receipt of a copy of the Plan, and agrees that the terms and provisions of the Plan, including any future amendments thereto, shall be deemed a part of this Agreement as if fully set forth herein. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.
WHEREAS, the Board of Directors of the Company (the “Board”), has adopted the Plan to, among other things, attract, retain and motivate certain employees, directors and consultants of the Company, the Partnership and their respective Affiliates (each, a “Company Entity” and, collectively, the “Company Entities”); and
WHEREAS, the Company desires to grant to the Employee on the terms and conditions set forth herein and in the Plan, and the Employee desires to accept on such terms and conditions, the number of Phantom Units set forth herein.
NOW, THEREFORE, in consideration of the Employee’s agreement to provide or to continue providing services for the benefit of the Company Entities, the Company and the Employee agree as follows:
1.    Grant of Phantom Units. The Company hereby grants to the Employee, effective as of [ ] (the “Date of Grant”), [ ] Phantom Units (individually, a “Phantom Unit” and collectively, the “Phantom Units”), subject to all of the terms and conditions set forth in the Plan and in this Agreement including, without limitation, the achievement of the Performance Measures (as herein defined). Such number of Phantom Units represents the target number of Phantom Units that may be earned by the Employee in accordance with Section 4 below (the “Target Phantom Units”), which may be earned in an amount ranging from 0% to 200% of the Target Phantom Units. The number of Phantom Units that are earned will be determined based upon the achievement of the Performance Measures, employment status and any other relevant provisions of the Plan.
2.    Grant of Distribution Equivalent Rights. The Company hereby grants to the Employee, effective as of the Date of Grant, a Distribution Equivalent Right (or “DER”) in tandem with each Phantom Unit and such DER shall be subject to the same restrictions as, and shall be earned and settled or forfeited along with, the Phantom Unit with respect to which such DER was granted in tandem. The effect of a DER is as follows: in the event the Partnership pays any cash distributions in respect of its outstanding Units and, on the record date for such cash distribution, the Employee holds Phantom Units granted pursuant to this Agreement that have not both been earned and settled, the Company shall credit to the Employee’s benefit (whether in a book keeping account or such other method determined by the Company) an amount equal to the cash distributions the Employee would have received if the Employee were the record owner, as of such record date, of the number of Units related to the portion of the Employee’s Phantom Units that have not been settled as of such record date. Such amounts shall accumulate for each Phantom Unit, without interest or other imputed income, and shall be earned and settled (as provided in Section 5) if and when the Phantom Unit with respect to which the DER was granted in tandem becomes an Earned Phantom Unit and is settled, or shall be forfeited if the Phantom Unit with respect to which the DER was granted in tandem is forfeited.
3.    Forfeiture Restrictions. In the event of the termination of the Employee’s employment with the Company Entities for any reason or no reason whatsoever, the Employee shall upon such termination automatically forfeit to the Company, for no consideration, every Phantom Unit (and the DER granted in tandem with such Phantom Unit and accumulated but unpaid distributions with respect to such DER) that has not both previously become an Earned Phantom Unit in accordance with Section 4 and settled in accordance with Section 5. The Employee’s rights with respect to the Phantom Units and the DERs granted in tandem with such Phantom Units shall remain forfeitable at all times prior to the date on which such rights are both earned in accordance with Section 4 and settled in accordance with Section 5.
4.    Determination of Phantom Units Earned.
(a)    Except as otherwise provided in this Agreement and the Plan, the number of Phantom Units earned will be based upon performance relative to following Performance Measures, provided that the Employee remains continuously employed by a Company Entity from the Date of Grant through the Settlement Date (as herein defined).
(b)    The performance measure (“Performance Measure”) for the Phantom Units shall be Distributable Cash Flow per Unit (as herein defined). The number of Phantom Units earned (“Earned Phantom Units”) will be determined based upon DCF per Unit for each year during the Performance Period.
(c)    Each year of the Performance Period is a separate opportunity to earn a portion of the total Phantom Units granted hereunder: (i) 28.1% of the Target Phantom Units (rounded down to the nearest whole Phantom Unit, the “Target 2020 PPUs”) shall be eligible to become Earned Phantom Units based upon the DCF per Unit for the 2020 calendar year, as set forth below; (ii) 33% of the Target Phantom Units (rounded down to the nearest whole Phantom Unit, the “Target 2021 PPUs”) shall be eligible to become Earned Phantom Units based upon the DCF per Unit for the 2021 calendar year, as set forth below; and (iii) 38.9% of the Target Phantom Units (rounded such that the sum of the Target 2020 PPUs, Target 2021 PPUs and the Target 2022 PPUs equals the total Target Phantom Units granted hereunder, the “Target 2022 PPUs”) shall be eligible to become Earned Phantom Units based upon the DCF per Unit for the 2022 calendar year, as set forth below.

Performance Level*	DCF per Unit 2020	DCF per Unit 2021	DCF per Unit 2022	Percentage of Each Applicable Year’s Target Phantom Units that become Earned Phantom Units*
Threshold	$0.94	$1.09	$1.28	30%
Target	$1.17	$1.37	$1.60	100%
Stretch	$1.46	$1.71	$2.00	150%
Over Achievement	$1.76	$2.05	$2.39	200%
*The percentage of Phantom Units that become Earned Phantom Units in any applicable calendar year for performance between the Threshold, Target, Stretch and Over Achievement Performance Levels set forth on the table above shall be calculated using linear interpolation. For the avoidance of doubt, (A) if performance is less than the Threshold Performance Level set forth on the table above, no Phantom Units will become Earned Phantom Units for the applicable calendar year and (B) no more than 200% of the Phantom Units for the applicable calendar year may become Earned Phantom Units.
To calculate the number of Phantom Units that become Earned Phantom Units with respect to a particular calendar year (subject to Section 4(d)), the Target 2020 PPUs, Target 2021 PPUs or Target 2022 PPUs, as applicable, shall be multiplied by the percentage determined in accordance with the “Percentage of Each Applicable Year’s Target Phantom Units that become Earned Phantom Units” column in the table above, with any appropriate interpolation, based upon the Partnership’s DCF per Unit for such calendar year. If, with regard to a particular calendar year, any Target 2020 PPUs, Target 2021 PPUs or Target 2022 PPUs, as applicable, do not become Earned Phantom Units, then such Phantom Units will be forfeited as of the end of such calendar year and are not eligible to become Earned Phantom Units in any subsequent calendar year during the Performance Period.
(d)    Notwithstanding the foregoing, in the event Employee’s employment with the Company Entities terminates for any reason or no reason whatsoever following the end of the Performance Period and prior to the Settlement Date, the Employee shall upon such termination automatically forfeit to the Company, for no consideration, every Phantom Unit (and all DERs granted in tandem with such Phantom Units and accumulated but unpaid distributions with respect to such DERs) regardless of the number of any such Phantom Units (and associated DERs) earned in accordance with the foregoing provisions.
(e)    Following the end of each calendar year during the Performance Period, the DCF per Unit for such calendar year shall be calculated and evaluated to determine the extent to which the Performance Measure applicable to such calendar year has been achieved. In making such determination, the Committee may make such adjustments to the Performance Measure as the Committee may determine to be appropriate. The Committee shall make a final determination as to achievement of the Performance Measure for the full Performance Period no later than March 15 of the calendar year immediately following the last day of the Performance Period (the date of such determination being referred to as the “Determination Date”).

(f)    As used herein, the following terms shall have the meanings set forth below:
(i)    “Distributable Cash Flow per Unit” or “DCF per Unit” means, for a particular calendar year, (A) the Partnership’s “distributable cash flow,” as such measure is disclosed on the Partnership’s earnings release announcing the financial results of the Partnership for such calendar year, subject to adjustment by the Committee, divided by (B) the Weighted Average Units Outstanding.
(ii)    “Performance Period” means January 1, 2020 through December 31, 2022.
(iii)    “Weighted Average Units Outstanding” means, for a particular calendar year, the Partnership’s “weighted average common units outstanding, basic,” as such amount is reported on the Partnership’s Annual Report on Form 10-K for such calendar year.
5.    Settlement of Phantom Units and DERs.
(a)    Settlement Date. Earned Phantom Units (and accumulated but unpaid distributions with respect to DERs) shall be settled on a date determined by the Company (the “Settlement Date”), which date shall be within ten days following the Determination Date and in any event be no later than March 15 of the calendar year immediately following the last day of the Performance Period.
(b)    Settlement of Earned Phantom Units. Upon settlement of the Earned Phantom Units, the Employee shall receive that number of Units equal to the number of Earned Phantom Units.
(c)    Settlement of DERs. Upon settlement of any DERs, the Employee shall receive the number of Units equal to the aggregate dollar amount (without interest) of the accumulated but unpaid distributions with respect to such DERs divided by the Fair Market Value of a Unit on the day the corresponding Phantom Units with respect to which such DER was granted in tandem are settled. Partial Units will be paid in cash (without interest). Payment of any DERs shall be made at the same time the corresponding Phantom Units with respect to which such DER was granted in tandem are paid pursuant to Section 5(b).
(d)    Procedures. Settlement of Phantom Units and DERs shall be subject to and pursuant to rules and procedures established by the Committee in its sole discretion.
6.    Transferability and Assignment. Neither this Agreement, the Phantom Units nor the DERs granted hereunder may be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred, encumbered, or disposed of by the Employee. Any purported transfer, assignment, alienation, pledge, hypothecation, attachment, sale, transfer or encumbrance shall be null, void and unenforceable against the Company Entities.

7.    Status of Units. The Phantom Units granted pursuant to this Agreement do not and shall not entitle the Employee to any rights of a holder of Units and the Employee shall not have any rights of a holder of Units hereunder unless and until the Phantom Units are settled and the Units received by the Employee. The Employee agrees that any Units that he acquires upon the settlement of Earned Phantom Units and DERs will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the SEC and any stock exchange upon which the Units are then listed. Notwithstanding any provision of this Agreement to the contrary, the grant of the Phantom Units and the DERs granted in tandem therewith, and issuance of any Units in settlement thereof, will also be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange upon which the Units may then be listed. No Units will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Units may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Units subject to this Agreement will relieve the Company of any liability in respect of the failure to issue such Units as to which such requisite authority has not been obtained. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make Units available for issuance. The Employee agrees that (a) any certificates representing the Units acquired in settlement of Earned Phantom Units and DERs under this Agreement may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (b) the Company and the Partnership may refuse to issue or deliver the Units acquired in settlement of Earned Phantom Units and DERs under this Agreement if such proposed issuance or delivery would, in the opinion of counsel satisfactory to the Partnership, constitute a violation of any applicable securities law, and (c) the Partnership may give appropriate instructions to its transfer agent or the Company, as applicable, to stop the issuance or delivery of the Units to be acquired in settlement of Earned Phantom Units and DERs under this Agreement. In addition to the terms and conditions provided herein, the Company may require that the Employee make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.
8.    Tax Withholding. The Company Entities shall have the authority and the right to deduct or withhold, or to require the Employee to remit to a Company Entity, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Employee’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the Phantom Units and the DERs granted hereunder. In satisfaction of the foregoing requirement, unless other arrangements have been made that are acceptable to the Committee, the Board or a committee of the Board that is composed solely of two or more Qualified Members, the Employee shall either (a) pay to the applicable Company Entity, or make arrangements satisfactory to the applicable Company Entity for the payment of, an amount equal to the sums required to be withheld by the applicable Company Entity, or (b) surrender the number of Units otherwise issuable to the Employee having an aggregate Fair Market Value on the date of such surrender equal to the aggregate amount of such tax liabilities required to be withheld by the applicable Company Entity, determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for any Company Entity with respect to the Phantom Units and the DERs granted hereunder, as determined by the Committee.
9.    General Provisions.
(a)    Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and all decisions of the Committee with respect thereto and this Agreement shall be final and binding upon the Employee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
(b)    No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Employee the right to be retained in the employ or service of the Company Entities. Furthermore, the Company Entities may at any time dismiss the Employee from employment free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.
(c)    Tax Consultation. None of the Board, the Committee or the Company Entities have made any warranty or representation to the Employee with respect to the income tax consequences of the grant or settlement of the Phantom Units or the transactions contemplated by this Agreement, and the Employee represents that he is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Employee represents that he has consulted with any tax consultants that the Employee deems advisable in connection with the Phantom Units.
(d)    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
(e)    Successors. This Agreement shall be binding upon the Employee, the Employee’s legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
(f)    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(g)    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
(h)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
(i)    Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.
(j)    Amendments, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee, as applicable (i) to the extent permitted by the Plan, (ii) to the extent necessary to comply with applicable laws and regulations or to conform the provisions of this Agreement to any changes thereto or (iii) to settle the Phantom Units pursuant to all applicable provisions of the Plan. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by a written agreement signed by both the Company and the Employee.
(k)    Insider Trading Policy. The terms of the Company’s insider trading policy with respect to Units are incorporated herein by reference.
(l)    Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of the Units granted hereunder shall be subject to a clawback or other recovery by the Company Entities to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.
(m)    Community Interest of Spouse. The Employee’s spouse shall be required to execute the spousal consent set forth on the signature page attached hereto to evidence such spouse’s agreement and consent to be bound by the terms and conditions of this Agreement and the Plan as to such spouse’s interest, whether as community property or otherwise, if any, in the Phantom Units granted to the Employee hereunder.
(n)    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Employee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Employee has access. The Employee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, effective for all purposes as provided above.

CSI COMPRESSCO GP INC.

By:
Name:
Title:

EMPLOYEE

__________________________________________

SPOUSAL CONSENT
The Employee’s spouse, if any, is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and the Plan and their binding effect upon any marital or community property interests he or she may now or hereafter own, and agrees that the termination of his or her and the Employee’s marital relationship for any reason shall not have the effect of removing any Units otherwise subject to this Agreement from coverage hereunder and that his or her awareness, understanding, consent and agreement are evidenced by his or her signature below.

_________________________________________        Printed Name:______________________________